FOR IMMEDIATE RELEASE

The Stanley Works Reports 4Q 2008 & FY’08 Results

•	Results In Line With Previously Communicated Estimates

•	FY’08 Free Cash Flow of $419 million

•	Working Capital Turns Improved by 0.6 to 5.9 Despite Unprecedented Volume Decline

•	Strong Price Realization Virtually Offset By Inflation Headwinds

New Britain, Connecticut, January 28, 2009 ... The Stanley Works (NYSE: SWK) today announced fourth quarter and full year 2008 financial results which include record annual revenues despite the impact of a historic second half drop in unit volume and previously announced restructuring and related charges incurred to proactively recalibrate the Company’s cost structure.

4Q’08 Key Points:

•	Net sales from continuing operations were $1.09 billion, down 5% vs. prior year as acquisition growth (+6%) and price (+4%) were offset by unfavorable organic volume associated with deteriorating global economic conditions. Unit volume declined 10% and currency translation impacted revenues unfavorably by 5%.

•	Earnings per share from continuing operations (EPS) was $0.66, down 38% vs. prior year, excluding the impact of restructuring and related charges of $0.59 per share. GAAP EPS from continuing operations was $0.07 compared with $1.07 in 4Q’07.

•	4Q’08 gross margin rate declined 120 basis points to 36.1%. The decrease was driven almost entirely by reductions in unit volume and currency as pricing actions essentially offset inflation during the quarter.

•	SG&A expenses were 25.4% of sales, up $5 million vs. the prior year. Acquisitions contributed $25 million, offset by a $13 million decrease due to currency and $7 million primarily due to cost reductions.

4Q’08 Segment Results:

	4Q08			Versus 4Q07

($ millions)			Segment			Segment
		Segment	Profit		Segment	Profit
	Sales	Profit	Rate	Sales	Profit	Rate

Security	$410	$75	18.4%	+14%	+28%	+200 bp
Industrial	$305	$31	10.2%	-10%	-38%	-470 bp
CDIY	$371	$24	6.4%	-16%	-61%	-730 bp

•	Security performed well as segment profit expanded at double the rate of revenue growth. Organic revenues were flat. Convergent (Electronic) Security profit increased significantly, driven by the Sonitrol and General de Protection acquisitions and core business profitability improvement. Mechanical Access organic revenues grew 1% due to continued strength within the mechanical locking business, which more than offset weakness in hardware.

•	Industrial revenues declined 9% organically, as industrial end market demand weakened sharply. Segment unit volume in the Americas and Europe both declined 13%, while Asia grew modestly on a much smaller revenue base. While the segment experienced dramatic negative volume and currency impacts as well as continued commodity inflation, there was an intense focus on price recovery and productivity programs to partially mitigate those headwinds.

•	As previously communicated in the company’s December 11 press release, the CDIY segment was most significantly impacted by deteriorating global demand and currency fluctuation. Revenue declined 16%, with Consumer Tools & Storage and Fastening Systems both experiencing similar declines in total revenues versus prior year. The segment experienced the largest unit volume decline within the Americas (-16% vs. prior year) followed by Europe (-10% vs. prior year) as market conditions worsened. Despite declines in unit volume, benefits of the Stanley Fulfillment System (SFS) were apparent as CDIY contributed over 50% of the company’s 4Q’08 working capital improvement. Segment profit declined 730 bps due to the impact of volume, currency and inflation.

John F. Lundgren, Chairman and Chief Executive Officer, commented: “While the fourth quarter was characterized by steep revenue and margin declines in CDIY and Industrial, the Security segment continued on its growth trajectory, providing welcome stability to overall company operations. We feel that we are taking appropriate actions to protect our cash flow and earnings base while positioning the company for future growth. We are operating from a position of strength in the most difficult environment in memory.”

Full Year 2008 Key Points:

•	Revenues from continuing operations were $4.43B, up 2% over prior year. Acquisitions (+4%), price (+3%) and currency (+1%) were partially offset by a 6% unit volume decline.

•	EPS was $3.41, down 12% vs. prior year, excluding the impact of 4Q’08 restructuring and related charges of $0.59 per share. GAAP EPS from continuing operations was $2.82 compared with $3.87 in 2007.

•	Working capital turns improved 11% to 5.9, a result of continued emphasis on cash generation as part of SFS. Free cash flow was $419 million, driven by $123 million from working capital improvements. Capital expenditures of $141 million were unusually high due to planned strategic investments and the unavailability of certain lease structures due to difficult credit markets. Such expenditures are expected to return to normal levels (approximately 2% of sales) in 2009 and beyond.

Full Year Segment Results:

	FY08			Versus FY07

($ millions)			Segment			Segment
		Segment	Profit		Segment	Profit
	Sales	Profit	Rate	Sales	Profit	Rate

Security	$1,497	$269	17.9%	+7%	+12%	+80 bp
Industrial	$1,274	$164	12.9%	+2%	-10%	-180 bp
CDIY	$1,656	$191	11.5%	-3%	-25%	-330 bp

James M. Loree, Executive Vice President and Chief Operating Officer, stated: “We faced a number of severe, economically-driven headwinds during 2008, especially during the fourth quarter. Fortunately, our more diversified portfolio, focus on the Stanley Fulfillment System and long-standing conservative financial posture allowed us to weather a very choppy environment in good stead. I cannot overemphasize the extent to which SFS is positively impacting all aspects of our performance and, in particular, how timely the cash flow benefits from this deeply-rooted transformational initiative have been.”

2009 Outlook

In the press release the Company issued on December 11th, a number of assumptions were provided in order to assist the financial community in its assessment of the outlook for 2009. Outside of a few updates, the Company feels those points are still applicable and it will not be providing full year 2009 guidance until the economic conditions and end markets stabilize sufficiently to provide reasonable visibility. (Please see appendix for aforementioned updated statements).

Donald Allan Jr., Vice President and Chief Financial Officer, commented, “As the range of potential outcomes for revenue, earnings and cash flow remains quite wide due to the volatility of economically-related variables, including but not limited to end market demand, inflation/deflation, price realization, currency and interest rates, we feel that it is prudent to allow some time to elapse before providing guidance for 2009. That said, we are constantly monitoring these variables and stand committed to take actions to protect the company’s earnings, cash flow and balance sheet as appropriate.”

The company will host a conference call with investors at 10:00am EST, Wednesday, January 28, 2009 to discuss quarterly results. The call is accessible by telephone at (877) 242-3653 (domestic) and (763) 416 — 6917 (international) and via the Internet at www.stanleyworks.com by selecting “Investor Relations”. A slide presentation to accompany the call will be available at www.stanleyworks.com and will remain available after the call. A replay will also be available two hours after the call and can be accessed at (800) 642-1687 or (706) 645-9291 using the conference identification number 79008614.

The Stanley Works, an S&P 500 company, is a diversified worldwide supplier of tools and engineered solutions for professional, industrial, construction and do-it-yourself use, and security solutions for commercial applications. More information about The Stanley Works can be found at http://www.stanleyworks.com.

Contact:	Corbin Walburger, Vice President of Business Development (860) 827-3937 cwalburger@stanleyworks.com
Kate White, Director of Investor Relations (860) 827-3833 kwhite@stanleyworks.com

The Stanley Works corporate press releases are available on the company’s Internet web site at
http://www.stanleyworks.com.

The following is a reconciliation of diluted earnings per share from continuing operations for the fourth quarter and full year of 2008 to the same measure on a pro-forma basis:

	Fourth Quarter	Full Year
Diluted earnings per share from continuing operations:	$0.07	$2.82
Restructuring and related charges incurred in Q4’08	0.59	0.59

Pro-forma diluted earnings per share from continuing operations	$0.66	$3.41

Management believes the pro-forma diluted earnings per share from continuing operations is useful in assessing the Company’s actual results given the unusually large magnitude of fourth quarter restructuring and related costs.

Operating margin is defined as sales less cost of sales less SG&A. Management uses operating margin and its percentage of net sales as key measures to assess the performance of the company as a whole, as well as the related measures at the segment level.

Free cash flow is defined as cash flow from operations less capital and capitalized software expenditures (reconciliation on pg. 10). Free cash flow does not reflect, among other things, deductions for mandatory debt service, other borrowing activity, discretionary dividends on the company’s common stock and acquisitions. Organic sales growth is defined as total sales growth less sales of companies acquired in the past twelve months and less foreign currency impacts. The company believes these are important measures of its liquidity, of its ability to fund future growth and to provide a return to the shareowners, and of its sales performance.

APPENDIX (Updated information and assumptions from the December 11th press release)

•	The Company believes 2009 will commence with negative unit volume shipments of 10-12% vs. 2008 (which indicates continued end-market demand sluggishness consistent with 4Q’08). If unit volume shipments were to continue at this trend throughout the year, then revenues would be proportionately lower and EPS would be lower by approximately $2.00 — $2.25 as a result.

•	If the dollar were to remain at present levels against major currencies, 2009 revenues would be lower by approximately 4% and EPS would be approximately $0.50 lower as a result (50% translational/50% transactional). Approximately 90% of this impact would occur in the first half of 2009.

•	Inflationary trends have largely abated and are expected to be considerably less of a headwind in 2009. At present, the Company anticipates approximately $30 million of inflation occurring in the first part of the year. Depending on commodity price movements it is possible that inflation would completely subside or even reverse in the latter part of the year. Due to the lagging nature of price increases, the Company expects favorable price carryover in 2009 related to actions taken in 2008, however, the Company does not anticipate this impact to exceed a range of $30 — $50 million for the year.

•	The 2009 operating margin benefit from cost actions implemented both at mid-year 2008 and in conjunction with the December 11, 2008 announced actions is expected to total approximately $195 million or $1.75 per share, with an additional $0.24 per share benefit in 2010. The aggregate amount of all restructuring and related charges in 2008 totaled $92 million or $0.80 per share, of which approximately 85% is cash and the remainder is non-cash. The remaining cash outflows for these charges will occur throughout 2009 and into the first half of 2010. The Company likely will incur 2009 restructuring and related charges of approximately 50% of 2008 levels for certain productivity projects and the continued rationalization of the Company’s manufacturing footprint.

•	EPS accretion from acquisitions completed in 2008 is expected to total between $0.10 and $0.12 per share in 2009.

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995

Statements in this press release, including but not limited to those regarding the Company’s ability to: (i) limit capital expenditures to approximately 2% of sales in 2009; (ii) limit the 2009 EPS impact associated with a decline in volume shipments in 2009 to $2.00-$2.25 per share; (iii) limit EPS impact associated with fluctuation in value of the US dollar against other major currencies to approximately $0.50 per share; (iv) limit the impact of inflation in 2009 to $30 million in the first part of the year; (v) generate a modest favorable impact associated with pricing actions taken during 2008; (vi) generate a 2009 operating margin benefit from cost actions implemented at mid-year 2008 and in connection with the December 11, 2008 announcement of approximately $195 million, or $1.75 per share, with an additional $0.24 per share benefit in 2010; (vii) limit 2009 restructuring and related charges to 50% of 2008 levels and (viii) realize EPS accretion from acquisitions completed in 2008 of $0.10-$0.12 per share in 2009 (the “Results”); are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the results as described above and in the Company’s December 11, 2008 press release (the “Results”) is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent upon: (i) the Company’s ability to implement the cost savings measures discussed in its December 11, 2008 press release within anticipated time frames and to limit associated costs; (ii) the Company’s ability to limit unit volume declines to 10-12% relative to 2008 sales while maintaining or improving the existing product mix and geographic distribution; (iii) the Company’s ability to sustain prices despite fluctuations in commodity costs; (iv) the Company’s ability to successfully integrate recent acquisitions (including Sonitrol, Xmark, Scan Modul and GdP), as well as any future acquisitions, while limiting associated costs; (v) the success of the Company’s efforts to expand its tools and security businesses; (vi) the success of the Company’s efforts to build a growth platform and market leadership in Convergent Securities Solutions; (vii) the Company’s success in developing and introducing new products, growing sales in existing markets and identifying and developing new markets for its products; (viii) the continued acceptance of technologies used in the Company’s products, including Convergent Security Solutions products; (ix) the Company’s ability to manage existing Sonitrol franchisee relationships; (x) the Company’s ability to minimize costs associated with any sale or discontinuance of a business or product line, including any severance, restructuring, legal or other costs; (xi) the proceeds realized with respect to any business or product line disposals; (xii) the extent of any asset impairments with respect to any businesses or product lines that are sold or discontinued; (xiii)  the success of the Company’s efforts to manage freight costs, steel and other commodity costs; (xiv) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xv) the Company’s ability to identify and effectively execute productivity improvements and cost reductions, while minimizing any associated restructuring charges; (xvi) the Company’s ability to obtain favorable settlement of routine tax audits; (xvii) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xviii) the continued ability of the Company to access credit markets under satisfactory terms; and (xix) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, services, materials and products.

The Company’s ability to deliver the Results is also dependent upon: (i) the success of the Company’s marketing and sales efforts; (ii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iii) the ability to continue successfully managing and defending claims and litigation; (iv) the Company’s ability to continue improvements in working capital; (v) the success of the Company’s efforts to mitigate any cost increases generated by, for example, increases in the cost of energy or significant Chinese Renminbi or other currency appreciation; and (vi) the geographic distribution of the Company’s earnings.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; the impact the tightened credit markets may have on the Company or its customers; the extent to which the Company has to write off accounts receivable or assets in connection with bankruptcy filings by customers or suppliers; increasing competition; changes in laws, regulations and policies that affect the Company, including, but not limited to trade, monetary, tax and fiscal policies and laws; virtually overall no inflation in 2009; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. and European economies; the extent to which North American markets associated with homebuilding and remodeling continue to deteriorate; the impact of events that cause or may cause disruption in the Company’s manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; and recessionary or expansive trends in the economies of the world in which the Company operates, including, but not limited to, the extent and duration of the current recession in the US economy.

The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.